CONTACT: Roni Imbeaux Vice President, Finance and Investor Relations 404-407-1104 rimbeaux@cousins.com Cousins Properties Promotes Kennedy Hicks to Chief Investment Officer ATLANTA (December 15, 2022) — Cousins Properties (NYSE: CUZ) announced today that it has promoted Kennedy Hicks to the role of Chief Investment Officer. Ms. Hicks will be responsible for acquisitions, dispositions, and strategic investments for the Company. "Kennedy is an invaluable member of our leadership team and has played a key role in our transactions and strategic investment activities," said Colin Connolly, President and Chief Executive Officer of Cousins. "I am confident Kennedy will continue to make high-value contributions to Cousins’ success across our Sun Belt markets." Since joining Cousins in 2018 as Senior Vice President, Ms. Hicks has been a key member of the Company’s leadership team. In 2020, she was promoted to Executive Vice President – Investments, and also named Managing Director of the Atlanta market, overseeing the operations for the Company's eight million square feet within the city. Prior to joining Cousins, Kennedy was a Managing Director with Eastdil Secured. In this role, she was responsible for advising and representing clients on equity sales and ventures for office properties throughout the Sun Belt. About Cousins Properties Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office buildings located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com. News Release